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                                                               EXHIBIT - (a)(3)



               NOTICE OF CHANGE IN ELECTION FROM ACCEPT TO REJECT

If you previously elected to accept Macromedia's offer to exchange options, and you would like to change your election and reject this offer, you must sign this Notice and return it to Darrell Hong before 5 p.m., Pacific Time, on June 4, 2001, unless Macromedia extends the offer. If you have questions, please ask Darrell Hong, or if he is unavailable, contact Franci Claudon at (415) 252-4086 or franci@macromedia.com.

To Macromedia, Inc.:

        I previously received a copy of the Macromedia, Inc. Offer to Exchange Outstanding Options (dated May 4, 2001) and the Election Form. I signed and returned the Election Form, in which I elected to accept Macromedia's offer to exchange options. I now wish to change that election and reject your offer to exchange options. I understand that by signing this Notice and delivering it to Darrell Hong, I will be withdrawing my acceptance of the offer and rejecting the offer to exchange options instead. I have read and understand all of the terms and conditions of the offer to exchange options.

        I understand that in order to reject the offer, I must sign and deliver this Notice to Darrell Hong before 5 p.m., Pacific Time, on June 4, 2001, or if Macromedia extends the deadline to exchange options, before the extended expiration of the offer.

        By rejecting the offer to exchange options, I understand that I will not receive any New Options and I will keep the Eligible Options as listed on my Election Form. These options will continue to be governed by the stock option plan under which they were granted and existing option agreements between Macromedia and me.

        I have completed and signed the following exactly as my name appears on my original Election Form.

I do not accept the offer to exchange options.



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Signature

Date:  __________ __, 2001

Name:

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(Please Print)